EXHIBIT 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 27th day of March, 2002, by and between Align Technology, Inc., a Delaware corporation (the "Company"), and Thomas M. Prescott (hereinafter referred to as "Executive") (together, the "Parties").

WITNESSETH

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the Parties agree as follows:

AGREEMENT

    Position and Duties. The Company agrees to employ Executive as Chief Executive Officer of the Company. The entire duration of Executive's employment by the Company shall be referred to herein as the "Employment Period." Each full twelve (12) month period that Executive is employed by the Company after the date hereof (the "Start Date") shall be referred to herein as an "Employment Year." During the Employment Period, Executive shall diligently, in good faith and to the best of his abilities perform all duties incident to his position and as are determined and assigned to him from time to time by the Board of Directors of the Company (the "Board"). During the Employment Period, Executive shall devote substantially all of his time, attention and efforts to the business and affairs of the Company, and shall use his reasonable best efforts to promote the interests of the Company. Executive shall not engage in any other business or job activity during the Employment Period without the Company's prior written consent; provided, however, that Executive may continue to serve in his current capacity as a member of the Board of Directors of Cohesion Technologies, Inc. and R2 Technologies, Inc., and in any capacity with any civic, educational or charitable organization.
    Board of Directors. Executive shall be appointed by the Board to fill a current vacancy on the Board and shall be nominated as a member of the Board for election at the next stockholders' meeting thereafter. Executive shall accept such appointment and, to the extent elected by the stockholders' to the Board, such election.
    Employment "at will". The Parties understand and acknowledge that Executive's employment with the Company constitutes "at will" employment, and, thus, Executive's employment with the Company will not be for a specified term and may be terminated by Executive or the Company at any time with or without cause, subject to the provisions of Section 5 below.
    Compensation. During the Employment Period, Executive shall receive compensation from the Company for his services hereunder determined as follows:
      Base Salary. The Company agrees to pay to Executive a base salary (hereafter referred to as the "Base Salary") in the amount of three hundred fifty thousand dollars ($350,000.00) per Employment Year, less all applicable withholdings and deductions, to be paid not less frequently than monthly and in accordance with the Company's standard payroll policies and practices. The Board will review Executive's Base Salary no less than once annually, and may increase the Base Salary at the Board's discretion. The Base Salary will not be reduced without Executive's consent.
      Bonus. Executive shall be eligible for an annual bonus ("Bonus") of up to a maximum of fifty percent (50%) of Executive's Base Salary for the prior year, based on the attainment of performance objectives to be agreed upon and established by the Parties. The actual amount of the bonus payable for any year will depend upon the extent to which the applicable performance objectives have been satisfied, subject to the provisions of Section 5(A)(i). For the 2002 fiscal year, the Bonus shall be prorated for the portion of the year ending December 31, 2002 which transpires after the Start Date. Any bonus that actually is earned will be paid as soon as practicable (but not later than 2 months) after the end of the fiscal year for which the bonus is earned, but only if Executive is employed with the Company through the end of such fiscal year.
      Stock Options.
        The Board will promptly grant Executive a stock option to purchase one million two hundred thousand (1,200,000) shares of the Company's common stock. The option grant shall be governed by the Company's 2001 Stock Option Plan, and shall be subject to the terms and conditions of such plan and the Company's standard Stock Option Agreement that Executive shall execute (the "Stock Option Agreement"), which shall include the Company's standard vesting provisions (which provide that, among other things, the option shall vest during the Employment Period over a period of four (4) years, with twenty-five percent (25%) of the option vesting upon the first anniversary of the Start Date, and the remainder of the option vesting in equal monthly installments over the remaining three (3) years). To the extent that there is any conflict between this Agreement and the Stock Option Agreement, the terms of this Agreement shall control.
        The Stock Option Agreement evidencing the stock option granted pursuant to this Agreement, or an addendum thereto, shall contain provisions such that in the event of a Change of Control (as defined in Exhibit A hereto) of the Company, Executive shall vest in fifty percent (50%) of the previously unvested portion of the option granted pursuant to this Agreement. Thereafter, the remaining portion of the option shall vest in accordance with the normal vesting schedule based on Executive's continued service (i.e., on each subsequent vesting date, Executive will vest in 50% of the number of shares that would have vested on that date absent the accelerated vesting which occurred due to a Change in Control).
        At least once during each fiscal year, the Board will consider granting Executive an option or options to purchase shares of the Company's common stock at a per share exercise price equal to no more than the fair market value of the common stock of the Company on the grant date(s) of the option(s). The number, terms and conditions of any options granted to Executive will be determined at the discretion of the Board, but the Board generally will seek to grant options to Executive in an amount and on the terms and conditions that are performance based and deemed competitive, all as determined by the Board.
      Standard Benefits. Executive shall be eligible to participate in standard employee benefit programs (including medical, dental, life and disability insurance, which shall be effective as of and from the date of his employment hereunder) as the Company shall maintain from time to time for the benefit of senior executives of the Company. Executive may receive such other and additional benefits as the Board may determine from time to time in its sole discretion.
      Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary employment-related expenses incurred by Executive from the Start Date. Such reimbursement is contingent upon Executive providing the Company with itemized accounts, receipts and other documentation of expenses, and will be provided to Executive in accordance with the Company's standard practices applicable to other senior executives of the Company. The Company also agrees to directly pay the reasonable legal fees associated with negotiating and drafting this Agreement and all other documents referred to herein upon receipt of invoices for such services.
    Termination. Either the Company or Executive may terminate Executive's employment in accordance with the following provisions:
      Termination by the Company. The employment of Executive may be terminated by the Board at will, with or without cause, subject to the following:
        In the event that Executive's employment is terminated by the Board for Cause (as defined below), the Company agrees to pay Executive an amount equal to Executive's Base Salary, and all accrued vacation, expense reimbursement and any other benefits owed to the Executive, through the effective date of termination as set by the Board, and Executive shall not be entitled to any further compensation or benefits provided under this Agreement.
          "Cause" for termination shall include (1) any act of fraud or embezzlement by Executive, or any act of dishonesty by Executive in connection with the performance of his duties for the Company that adversely affects the business or affairs of the Company, (2) any unauthorized use or disclosure by Executive of Confidential Information (as defined below), including trade secrets, of the Company (or any parent or subsidiary of the Company), (3) any other intentional misconduct by Executive adversely affecting the business or affairs of the Company in a material manner or (4) Executive's breach of a material term of this Agreement. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any parent or subsidiary of the Company) may consider as grounds for the dismissal or discharge of Executive or any other individual in the service of the Company (or any parent or subsidiary of the Company).
          The Board may not terminate Executive under Section 5(A)(i)(a)(4) unless it has given Executive notice in writing of its intention to terminate his employment for cause pursuant to such provisions and ten (10) days to correct any condition giving rise to cause for termination. In the event that Executive fails satisfactorily to correct such conditions of which he is notified, which determination shall be made in good faith by the Board, his employment shall be terminated.
        If Executive's employment is terminated as a result of Executive's Incapacity (as defined below), or by the Company other than for Cause, the Company agrees, provided Executive enters into a severance and release agreement acceptable to the Company, to the following severance benefits:
          twelve (12) payments equal, in the aggregate, to 100% of the Base Salary, payable in equal monthly installments over the twelve- month period following Executive's termination;
          the vesting of the option granted pursuant to this Agreement will accelerate on the date of termination as to that number of shares that would have become vested if Executive had remained employed by the Company until the date twelve (12) months following the termination date; and
          the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for Executive and his eligible dependants on the day immediately preceding the day of termination of employment; provided, however that (A) Executive and his eligible dependants constitute qualified beneficiaries, as defined in Section 4890B(g)(1) of the Internal Revenue Code of 1986, as amended; and (B) Executive and his eligible dependants elect continuation coverage pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Executive and his eligible dependants with such health coverage until the earlier of (i) the date Executive, or his eligible dependants, as applicable, are no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from the termination date. However, if Executive becomes eligible for group health coverage sponsored by another employer, the Company shall not be obligated to pay any portion of the cost of the coverage and benefits provided hereunder for periods after he becomes eligible for such other coverage.
        "Incapacity" shall include death and any injury or illness leading to the inability of Executive to properly perform duties for a period of more than one hundred eighty (180) days.
      Termination by Executive.
        If Executive's employment with the Company is terminated by Executive for any reason other than Good Reason (as defined below) or as a result of Executive's Incapacity, Executive shall be entitled only to his Base Salary, and all accrued vacation, expense reimbursements and any other benefits owed to Executive, through the date of termination and Executive shall not be entitled to any further compensation or benefits pursuant to this Agreement.
        If Executive's employment is terminated by Executive for Good Reason (as defined below), the Company agrees, provided Executive enters into a severance and release agreement acceptable to the Company, to pay Executive the following benefits:
          twelve (12) payments equal, in the aggregate, to 100% of the Base Salary, payable in equal monthly installments over the twelve- month period following Executive's termination;
          the vesting of the option granted pursuant to this Agreement will accelerate on the date of termination as to that number of shares that would have become vested if Executive had remained employed by the Company until the date twelve (12) months following the termination date; and
          the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for Executive and his eligible dependants on the day immediately preceding the day of termination of employment; provided, however that (A) Executive and his eligible dependants constitute qualified beneficiaries, as defined in Section 4890B(g)(1) of the Internal Revenue Code of 1986, as amended; and (B) Executive and his eligible dependants elect continuation coverage pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Executive and his eligible dependants with such health coverage until the earlier of (i) the date Executive, or his eligible dependants, as applicable, are no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from the termination date. However, if Executive becomes eligible for group health coverage sponsored by another employer, the Company shall not be obligated to pay any portion of the cost of the coverage and benefits provided hereunder for periods after he becomes eligible for such other coverage.
        Executive agrees to use his reasonable best efforts to assist the Company to locate and hire a suitable replacement. For purposes of this Agreement, "Good Reason" shall be deemed to exist following: (A) a breach by the Company of a material term of this Agreement, (B) a material reduction of Executive's title, authority, status or responsibilities with the Company, (C) a reduction in Executive's level of Base Salary by more than fifteen percent (15%) or (D) a relocation of Executive's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without Executive's consent.
    Restrictive Covenants. Executive acknowledges that, pursuant to his employment with the Company, he will necessarily have access to trade secrets and information that is confidential and proprietary to the Company in connection with the performance of his duties. In consideration for the disclosure to Executive of, and the grant to Executive of access to such valuable and confidential information and in consideration of his employment, Executive shall comply in all respects with the provisions of this Section 6.
      Confidentiality. During the Employment Period and thereafter, Executive shall abide by the provisions concerning "Proprietary Information" set forth in the Proprietary Agreement (as defined in Section 8(B) below). For purposes of this Agreement, the term "Proprietary Information" shall have the meaning ascribed to it is the Proprietary Agreement, a form of which is attached hereto as Exhibit B.
      Loyalty. During the Employment Period, Executive shall not, without the prior written consent of the Board, on his own account or as an employee, agent, promoter, consultant, partner, officer, director, or shareholder of any other person, firm, entity, partnership or corporation, own, operate, lease, franchise, conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in any business that is competitive with the business that is conducted by the Company or is in the same general field or industry as the Company, except as the holder of not more than one percent (1%) of the outstanding stock of a publicly held company.

      Without limiting the generality of the foregoing, Executive does hereby covenant not to, during the Employment Period:

        contact, solicit or call upon any customer or supplier of the Company on behalf of any person or entity other than the Company for the purpose of selling, providing or performing any services of the type normally provided or performed by the Company; or
        induce or attempt to induce any person or entity to curtail or cancel any business which such person or entity had with the Company; or
        induce or attempt to induce any person or entity to terminate, cancel or breach any contract which such person or entity has with the Company.
      Non-Solicitation of Executives. During the Employment Period, and for one (1) year thereafter, Executive agrees not to directly or indirectly solicit, induce or attempt to solicit or induce any employee of the Company to terminate his or her employment with the Company in order to become employed by any other person or entity.
      Injunctive Relief. Executive expressly agrees that the covenants set forth in this Section 6 are reasonable and necessary to protect the Company and its legitimate business interests, and to prevent the unauthorized dissemination of Confidential Information to competitors of the Company. Executive also agrees that the Company will be irreparably harmed and that damages alone cannot adequately compensate the Company if there is a violation of this Section 6 by Executive, and that injunctive relief against Executive is essential for the protection of the Company. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys' fees actually incurred for the securing of such relief. Furthermore, Executive agrees that the Company shall not be required to post a bond or other collateral security with the court if the Company seeks injunctive relief.
    Golden Parachute Excise Tax.
      In the event it shall be determined that any payment or distribution by the Company or other amount with respect to the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7 (a "Payment"), is (or will be) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are (or will be) incurred by Executive with respect to the excise tax imposed by Section 4999 of the Code with respect to the Company (the excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional cash payment (a "Gross-Up Payment") from the Company in an amount equal to the sum of the Excise Tax and an amount sufficient to pay the cumulative Excise Tax and all cumulative income taxes (including any interest and penalties imposed with respect to such taxes) relating to the Gross-Up Payment so that the net amount retained by Executive is equal to all payments to which Employee is entitled pursuant to the terms of this Agreement (excluding the Gross-Up Payment) or otherwise less income taxes (but not reduced by the Excise Tax or by income taxes attributable to the Gross-Up Payment).
      Subject to the provisions of Section 7(C), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at the determination, shall be made by a nationally recognized certified public accounting firm selected by the Company with the consent of Executive, which should not unreasonably be withheld (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 30 days after the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Company, as determined in accordance with this Section 7, shall pay any Gross-Up Payment to Executive within five days after the receipt of the Accounting Firm's determination or, if later, on the date when the Excise Tax payment is due. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments that the Company should have made will not have been made (an "Underpayment") or that payments in excess of the amount that should have been made (an "Overpayment") were made, consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies in accordance with Section 7(C) and Executive thereafter is required to make a payment of any Excise Tax or if a smaller amount of Excise Tax is owed, the Accounting Firm shall determine the amount of Underpayment or Overpayment that has occurred and the Underpayment shall be promptly paid by the Company to or for the benefit of Executive or the Overpayment shall be promptly paid by Executive to the Company.
      Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a Gross-Up Payment (that has not already been paid by the Company). The notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of the claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. Executive shall not pay the claim prior to the expiration of the 30- day period following the date on which Executive gives notice to the Company or any shorter period ending on the date that any payment of taxes with respect to the claim is due. If the Company notifies Executive in writing prior to the expiration of the 30- day period that it desires to contest the claim, Executive shall:
        give the Company any information reasonably requested by the Company relating to the claim;
        take any action in connection with contesting the claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to the claim by an attorney reasonably selected by the Company;
        cooperate with the Company in good faith in order effectively to contest the claim; and
        permit the Company to participate in any proceedings relating to the claim.
      The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with the contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the representation and payment of costs and expenses. Without limitation of the forgoing provisions of this Section 7, the Company shall control all proceedings taken in connection with the contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of the claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. If the Company directs Executive to pay the claim and sue for a refund, the Company shall advance the amount of the payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance; and any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due shall be limited solely to the contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

    If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 7(D), Executive becomes entitled to receive any refund with respect to the claim, Executive shall, subject to the Company's compliance with the requirements of this Section 7(D), promptly pay to the Company the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 7(D), a determination is made that Executive shall not be entitled to any refund with respect to the claim and the Company does not notify Executive in writing of its intent to contest the denial of refund prior to the expiration of 30 days after the determination, then the advance shall be forgiven and shall not be required to be repaid and the amount of the advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid. Notwithstanding the above, Executive and not the Company shall be liable for the payment of any interest or penalty that is due because of Executive's failure to notify the Company or cooperate with the Company as required by this Section 7.

    Notices. Any notice which either party may wish or be required to give to the other party pursuant to this Agreement shall be in writing and shall be either personally served or deposited in the United States mail, registered or certified and with proper postage prepaid, addressed as follows:

    To the Company:

    Align Technology, Inc.

    851 Martin Avenue

    Santa Clara, CA 95050

    Attention: Human Resources

    With a Copy to:

    Brobeck, Phleger & Harrison LLP

    One Market, Spear Street Tower

    San Francisco, CA 94105

    Attention: John W. Larson

    To Executive:

    Thomas M. Prescott

    3253 E. Ruby Hill Drive

    Pleasanton, CA 94566

    or to such other address as the Parties may designate from time to time by written notice to the other party given in the above manner. Notice given by personal service shall be deemed effective upon service. Notice given by registered or certified mail shall be deemed effective three (3) days after deposit in the mail.

    Miscellaneous.
      Arbitration. The Parties shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either of the Parties to the other concerning the dispute, the dispute shall be settled by binding arbitration to be conducted in Santa Clara County, California before the American Arbitration Association under its California Employment Dispute Resolution Rules with a single arbiter, or by a judge to be mutually agreed upon. The arbitration decision shall be final, conclusive and binding on both parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties further agree that the prevailing party in any such proceeding shall be awarded reasonable attorneys' fees and costs. This Section 9(A) shall not apply to the Proprietary Agreement (as defined below). The parties hereby waive any rights they may have to trial by jury in regard to arbitrable claims.
      Proprietary Information. Executive's employment under this Agreement is contingent on his signing the Company's standard form of Employee Proprietary Information and Inventions Agreement (the "Proprietary Agreement"), a form of which is attached hereto as Exhibit B.
      Entire Agreement. This Agreement (together with the Proprietary Agreement and the Stock Option Agreement with respect to the specific provisions contained therein) constitutes the entire agreement of the Parties with respect to Executive's employment with the Company, and supersedes and prevails over all other prior agreements, understandings or representations by or between Executive and the Company, whether oral or written, with respect to Executive's employment with the Company.
      Representations. Neither of the Parties has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
      Modifications. This Agreement may not be changed or terminated orally. No modification, termination, or waiver of any of the terms or provisions of this Agreement shall be valid unless in writing signed by the party against whom the same is sought to be enforced. In the case of the Company, any such writing must be signed by at least one (1) member of the Board (not including the Executive should he be such a member).
      Savings and Severability. If any restriction set forth in this Agreement is held to be unreasonable or unenforceable, then the Parties agree, and hereby submit, to the reduction and limitation of such restriction to such area or period or scope as shall be deemed reasonable and enforceable. The Parties also agree that if any provision of this Agreement (or portion thereof) is held to be illegal, unenforceable or void, that such condition will not affect any other provision (or portion thereof) contained herein and that this Agreement shall be construed as if such provision or portion had never been contained herein.
      Prior Obligations of Executive. Executive represents and warrants that, by entering this Agreement, he is not breaching any contractual relationship or obligation toward any person or entity. Furthermore, he understands that the Company is hiring him solely for the purpose of engaging his skill and expertise and not to acquire trade secrets or confidential information belonging to any other person or entity. Executive further understands that he is prohibited from disclosing such trade secrets and proprietary information to the Company.
      Successors. This Agreement shall extend to and be binding upon Executive, his legal representatives, heirs and distributees, and upon the Company, its successors and assigns.
      Governing Law. This Agreement shall be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California.
      Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the Parties.
      Assignment. This Agreement may not be assigned by Executive or the Company without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Executive.
      Voluntary Execution of Agreement. This Agreement has been executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of establishing an employment relationship between the Company and Executive. The Parties acknowledge that:
        They have read this Agreement thoroughly;
        They have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; and
        They are fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Employment Agreement to be executed effective as of the date first set forth above.

ALIGN TECHNOLOGY, INC.

By: /S/ Joseph Lacob
Name: Joseph S. Lacob

Title: Director

THOMAS M. PRESCOTT

By: /S/ Thomas Prescott

Name: Thomas M. Prescott

EXHIBIT A

CHANGE IN CONTROL DEFINITION

A Change in Control shall be deemed to occur in the event of a change in ownership or control of the Company effected through either of the following transactions:

(A) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding after such merger or consolidation.

(B) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders.

(C) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time the Board approved such election or nomination.

(D) the date of the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets to any person (as such term is used in Section 13(d) of the Securities and Exchange Act of 1934, as amended), entity or group acting in concert.

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

ALIGN TECHNOLOGY, INC.

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by ALIGN TECHNOLOGY, INC. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. PROPRIETARY INFORMATION

. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless the Board of Directors of the Company expressly authorizes such in writing. "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliated entities, customers and suppliers, including but not limited to information relating to products, processes, know-how, designs, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, data, programs, other works of authorship, and plans for research and development. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights

. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Inventions

. The term "Inventions" shall mean all trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques.

2.3 Prior Inventions

. I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, made prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.4 Assignment of Inventions

. Subject to Section 2.6 and except for those Inventions which I can prove qualify fully under the provisions of California Labor Code 2870 (as set forth in Exhibit A), I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto). I will, at the Company's request, promptly execute a written assignment to the Company of any such Company Invention, and I will preserve any such Invention as part of the Proprietary Information of the Company (the "Company Inventions").

2.5 Obligation to Keep Company Informed

. I will promptly and fully disclose in writing to the Company all Inventions during my employment and for one (1) year after my employment, including any that may be covered by Section 2870. I agree to assist in every proper way and to execute those documents and take such acts as are reasonably requested by the Company to obtain, sustain and from time to time enforce patents, copyrights and other rights and protections relating to Inventions in the United States or any other country.

2.6 Government or Third Party

. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

3. NO CONFLICTING OBLIGATION

. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

4. RETURN OF COMPANY DOCUMENTS

. Upon termination of my employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, I will deliver to the person designated by the Company all originals and copies of all documents and other property of the Company in my possession, under my control or to which I may have access. I will not reproduce or appropriate for my own use, or for the use of others, any property, Proprietary Information or Company Inventions.

5. LEGAL AND EQUITABLE REMEDIES

. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

6. NOTICES

. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

7. EMPLOYMENT

. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

8. GENERAL PROVISIONS. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and its assigns. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The obligations pursuant to Sections I and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

Dated:
(Signature)
(Printed Name)
ACCEPTED AND AGREED TO:
ALIGN TECHNOLOGY, INC.
By:
Title:
(Address)
Dated:

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:

            (PRINTED NAME OF EMPLOYEE)

Date:

WITNESSED BY:

(PRINTED NAME OF REPRESENTATIVE)

EXHIBIT B

TO: ALIGN TECHNOLOGY, INC.

FROM: _____________________________

DATE: _____________________________

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by ALIGN TECHNOLOGY, INC. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐ No inventions or improvements.

☐ See below:

☐      Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section I above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

☐      Additional sheets attached.